Press Release

Investor Relations:
Stacey Stockhaus
Hythiam, Inc.
(310) 444-4333
sstockhaus@hythiam.com

HYTHIAM ANNOUNCES FOURTH QUARTER AND 2008 YEAR-END RESULTS

LOS ANGELES, CALIFORNIA — March 31, 2009 — Hythiam, Inc. (NASDAQ:HYTM) today announced financial results for the fourth quarter and fiscal year ended December 31, 2008, which include the consolidated results from Comprehensive Care Corporation (CompCare).

For the 2008 fourth quarter, the Company reported revenues of $8.6 million, which included $779,000 in revenues from Hythiam’s healthcare services business and $7.8 million in revenues from CompCare’s operations.  During the comparable period a year ago, the Company reported consolidated revenues of $11.8 million, which included $2.0 million and $9.8 million for Hythiam and CompCare, respectively.  The $1.2 million decrease in Hythiam’s healthcare services revenues was primarily attributable to the Company's decision to streamline operations by reducing operating costs to focus on managed care opportunities. There were a total of 109 patients treated with the PROMETA Treatment Program in the fourth quarter of 2008 compared to 251 patients treated during the fourth quarter of 2007.  During the fourth quarter of 2008, there were 26 licensee sites contributing to revenues, versus 50 in the same period last year.

Net loss for the 2008 fourth quarter was $19.3 million, or $0.35 per share, versus a net loss of $8.6 million, or $0.17 per share, in the fourth quarter of 2007. Included in the 2008 fourth quarter net loss was $695,000 of net loss from CompCare's operations and related purchase accounting adjustments and consolidated non-cash charges for depreciation, amortization and stock-based compensation expense of $3.2 million, compared to a $1.2 million net loss for CompCare and $1.5 million in non-cash charges in the same period in 2007. The consolidated net loss for the 2008 fourth quarter also included a goodwill impairment charge of $9.8 million, a $1.4 million other-than-temporary-loss on auction-rate securities and a non-cash gain of $1.0 million from the change in fair value of the Company's warrant liabilities.  The consolidated net loss for the 2007 fourth quarter also included a $3.5 million non-cash gain for the change in fair value of the outstanding warrant liability and a non-cash charge of $741,000 recorded on extinguishment of $5 million of debt outstanding.

"We have recently taken a number of steps to deliver our Catasys offering to health plans and other payors,” said Terren Peizer, Hythiam’s Chairman and CEO.  “We have strengthened our management team by adding Kelly Ellston, SVP of Operations, to lead Catasys implementations for expected contracts with payors.  We have reduced emphasis on our private pay business to focus on managed care initiatives to reach a broader market and because the economy has significantly impacted consumers.  In January 2009, we sold CompCare because its operations required significant capital that we felt was better directed toward our Catasys offering.  During the fourth quarter, we reduced our operating expenses significantly, and we continue to monitor our expenses and reduce costs as necessary, while maintaining critical resources to execute our objectives.

“Although we have not yet closed agreements as anticipated, we continue to work closely with prospective clients on meeting their requirements, which have changed often or been delayed due to competing priorities, evolving processes and challenges in their businesses.   However, health plans are still focused on working with us as they are currently coping with significant challenges such as rising substance dependence rates due in part to the difficult economy, increased medical costs due to recently passed federal parity legislation, and overall budget constraints.  They are monitoring and controlling costs, in part by seeking new, cost effective programs.  Catasys is well-positioned to provide substance dependence solutions with its integrated medical and behavioral offering that is focused on improving care for patients, and improving outcomes and reducing costs for payors.”

The Company’s audited financial statements for the fiscal year ended December 31, 2008, included in the Company’s Annual Report on Form 10-K, filed today, March 31, 2009 contained a going concern qualification from its independent registered accounting firm, BDO Seidman LLP.  The Company makes this announcement in compliance with NASDAQ Marketplace Rule 4350(b)(1)(B), which requires separate disclosure of receipt of an audit opinion containing a going concern qualification.  This announcement does not represent any change or amendment to the Company’s financial statements or to its Annual Report on Form 10-K for the fiscal year ended December 31, 2008.

In an effort to enhance the Company’s ability to fund ongoing operations, management reduced yearly operating expenses by approximately $10 million in the fourth quarter, compared to third quarter 2008 spending levels, resulting in total budgeted operating expenses of $17.7 million for 2009.  The Company will continue to monitor and reduce expenses as necessary, and is focused on signing new agreements with health plans for its Catasys offering.  In the event that such agreements materialize and external financing is unavailable, the Company has also developed additional contingency plans, including cost reductions that it expects will allow it to maintain all critical operating activities under new Catasys contracts through the remainder of fiscal year 2009.

“We have recently announced the results from two completed double-blind, placebo control studies on the impact of PROMETA® alcohol dependent subjects, and have demonstrated statistical significance for key measures,” said Rick Anderson, Hythiam’s President and COO.  “The data from these and other PROMETA studies have demonstrated consistent results, and should be beneficial in leading prospective clients to adoption of Catasys.  Substance dependence is a chronic disease and our programs must address both the early treatment issues as well as improve long term compliance to prevent relapse.

“We remain dedicated to achieving our objective of 3 million covered lives for our Catasys offering, and continue to work through multiple opportunities in every stage of the sales pipeline.  We recognize that we need to take the significant interest payors are expressing in Catasys, and combine it into necessary steps that shorten the sales cycle.  We are making every effort to impact and improve substance dependence treatment through our integrated medical and behavioral Catasys offering, which should ultimately drive adoption,” concluded Anderson.

For the year ended December 31, 2008, revenues were $41.2 million, which include $6.1 million in revenues from Hythiam’s healthcare services operations and $35.2 million in revenues from CompCare’s behavioral health managed care operations. In the comparable 2007 period, consolidated revenues were $44.0 million, which included $7.7 million and $36.3 million for Hythiam and CompCare, respectively. The decrease in Hythiam’s healthcare services revenues resulted mainly from the Company's decision to streamline operations by reducing operating costs to focus on managed care opportunities. For the year-ended December 31, 2008, there were 49 licensed locations that contributed to revenues, compared to 70 sites in 2007. The total number of licensed sites at December 31, 2008 was 84, compared to 101 sites at the end of 2007. For the year ended December 31, 2008, the Company’s average revenue per patient treated was $6,455 compared to $6,374 per patient in 2007.

Net loss for the year ended December 31, 2008 was $50.4 million, or $0.92 per share, compared to a net loss of $45.5 million, or $0.99 per share, in 2007. The net loss in 2008 included $6.1 million of net loss from CompCare's operations and related purchase accounting adjustments, compared to a $4.2 million net loss for CompCare in the same period in 2007.  Consolidated non-cash charges for depreciation, amortization and stock-based compensation expenses were $13.1 million in 2008, compared to $5.9 million for similar expenses in the year-earlier period. The consolidated net loss in 2008 also included a goodwill impairment charge of $9.8 million, a $1.4 million other-than-temporary-loss on auction-rate securities and a non-cash gain of $5.7 million from the change in fair value of the Company's warrant liabilities. The consolidated net loss in 2007 also included a $3.5 million non-cash gain for the change in fair value of the outstanding warrant liability and was partially offset by non-cash charges of $2.4 million for an impairment loss and $741,000 for the extinguishment of $5 million of debt outstanding.

As of December 31, 2008, the Company had consolidated cash, cash equivalents, and marketable securities of approximately $11.0 million, including $1.1 million held by CompCare, but excluding auction rate securities of $10.1 million.

Interested parties are invited to listen to the conference call today at 1:30 PM P.T. live over the Internet at http://www.hythiam.com or http://www.vcall.com. The call is also available by dialing (877) 407-8031, or for international callers (201) 689-8031.   A replay of the webcast will be available after the call on http://www.hythiam.com or http://www.vcall.com.  A telephonic replay will also be available until 11:59 p.m. ET on April 30, 2009, by dialing (877) 660-6853 or (201) 612-7415 for international callers, and entering account number 286 and the conference code 318438.

About the PROMETA® Treatment Program
Hythiam's PROMETA Treatment Program is designed for use by health care providers seeking to treat individuals diagnosed with dependencies to alcohol, cocaine or methamphetamine, as well as combinations of these drugs.  The PROMETA Treatment Program includes nutritional supplements, FDA-approved oral and IV medications used off-label and separately administered in a unique dosing algorithm, as well as psychosocial or other recovery-oriented therapy chosen by the patient and his or her treatment provider.  As a result, PROMETA represents an innovative approach to managing alcohol, cocaine, or methamphetamine dependence that is designed to address physiological, nutritional, and psychosocial aspects of the disease, and is thereby intended to offer patients an opportunity to achieve sustained recovery.  To learn more, please visit www.prometainfo.com.  .

About Hythiam®
Hythiam, Inc. provides, through its CatasysTM offering, behavioral health management services to health plans, employers and unions through a network of licensed and company managed healthcare providers.  The Catasys substance dependence program is built around medical and psychosocial interventions, including the patented PROMETA® Treatment Program for alcoholism and stimulant dependence.  The PROMETA Treatment Program, which integrates behavioral, nutritional, and medical components, is also available on a private-pay basis through licensed treatment providers and company managed treatment centers.  Hythiam does not practice medicine or manufacture, distribute, or sell any medications and has no relationship with any manufacturers or distributors of medications used in the PROMETA Treatment Program.  For further information, please visit www.hythiam.com.

Forward-Looking Statements
Except for statements of historical fact, the matters discussed in this press release are forward looking and made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect numerous assumptions and involve a variety of risks and uncertainties, many of which are beyond the company's control that may cause actual results to differ materially from stated expectations. These risk factors include, among others, limited operating history, lack of statistically significant formal research studies, the risk that substance dependence solutions might not be effective, difficulty in developing, exploiting and protecting proprietary technologies, intense competition and substantial regulation in the healthcare industry; and additional risks factors as discussed in the reports filed by Hythiam, Inc. with the Securities and Exchange Commission, which are available on its website at http://www.sec.gov.

HYTHIAM, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEET DATA
(in thousands)
(unaudited)

	December 31,	December 31,
	2008	2007

ASSETS

Cash and cash equivalents	$10,893	$11,149
Marketable securities, at fair value	146	35,840
Restricted cash	24	39
Receivables, net	2,234	1,787
Notes receivable	17	133
Prepaids and other current assets	676	1,394
Total current assets	13,990	50,342

Marketable securities, at fair value	10,072	-
Property and equipment, net	2,860	4,291
Goodwill	493	10,557
Intangible assets, net	3,899	4,836
Deposits and other assets	552	620

Total Assets	$31,866	$70,646

LIABILITIES AND STOCKHOLDERS' EQUITY

Accounts payable	$3,784	$4,038
Accrued compensation and benefits	1,844	2,860
Accrued liabilities	3,191	2,030
Accrued claims payable	6,791	5,464
Short-term debt	9,835	4,742
Income tax payable	19	94
Total current liabilities	25,464	19,228

Long-term debt	2,341	2,057
Accrued reinsurance claims payable	2,526	2,526
Warrant liabilities	156	2,798
Other long-term liabilities	271	773
Total Liabilities	30,758	27,382

Stockholders' Equity	1,108	43,264

Total Liabilities and Stockholders' Equity	$31,866	$70,646

HYTHIAM, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2008	2007	2008	2007

Revenues
Behavioral health managed care services	$7,841	$9,781	$35,156	$36,306
Healthcare services	779	2,003	6,074	7,695
Total revenues	8,620	11,784	41,230	44,001

Operating Expenses:
Behavioral health managed care expenses	7,584	9,805	36,496	35,679
Cost of healthcare services	383	682	1,718	2,052
General and administrative expenses	8,292	10,962	40,741	45,554
Goodwill impairment	9,775	-	9,775	-
Other impairment	-	-	-	2,387
Research and development	384	929	3,370	3,358
Depreciation and amortization	629	672	2,733	2,502

Total operating expenses	27,047	23,050	94,833	91,532

Loss from operations	(18,427)	(11,266)	(53,603)	(47,531)

Non-operating income (expenses):
Interest income	69	405	830	1,584
Interest expense	(585)	(454)	(1,939)	(2,190)
Other than temporary impairment of
marketable securities	(1,428)	-	(1,428)	-
Loss on extingishment of debt	-	(741)	-	(741)
Change in fair value of warrant liabilities	1,031	3,471	5,744	3,471
Other non-operating income, net	5	-	5	32

Loss before provision for income taxes	(19,335)	(8,585)	(50,391)	(45,375)

Provision for income taxes	2	39	27	87

Net loss	$(19,337)	$(8,624)	$(50,418)	$(45,462)

Basic and diluted net loss per share	$(0.35)	$(0.17)	$(0.92)	$(0.99)

Weighted number of shares outstanding
(basic and diluted)	54,945	50,335	54,675	45,695